EXHIBIT 99.1

PokerTek Announces Financial Results for First Quarter 2007

First Quarter 2007 Software Licensing Revenue increases 160% versus Fourth Quarter 2006

CHARLOTTE, NC—(BUSINESS WIRE)—May 14, 2007—PokerTek™, Inc. (NASDAQ: PTEK) today announced financial results for the three months ended March 31, 2007. Net loss for the first quarter of fiscal 2007 was approximately $2,627,000, or ($0.28) per diluted share, compared with net loss of approximately $1,591,000, or ($0.17) per diluted share, in the first quarter of 2006.

First Quarter Financial Results

Q1 and Current Highlights

•	Quarterly license fee revenue in the fourth quarter of fiscal year 2006 compared to the first quarter of 2007 increased by 160.1%, from $195,000 to $508,000.

•	Entered into a multi-year agreement in April 2007 with Harrah’s Operating Company, Inc., which made PokerTek the exclusive provider of live, player-banked, automated poker tables to Harrah’s.

•	Completed a private placement in April 2007 of 1,444,444 shares of our common stock and related warrants, which resulted in approximately $12.5 million of net proceeds to PokerTek.

"We continue to grow our customer base and look forward to announcing new installations and regulatory approvals," stated Lou White, PokerTek's Chief Executive Officer. "We are excited to be working side-by-side with the Harrah’s team to bring automated poker to many of their properties. Along with concentrating on accelerating the growth of our software licensing revenue, we completed a private placement of our common stock to three highly-respected institutions and their affiliates, which provided us with additional funds that we will use to continue to grow our business.”

Revenues from both license fees and equipment sales relating to the PokerPro system totaled approximately $592,000 during the three-month period ended March 31, 2006, up from approximately $473,000 in the same period in 2006. Revenues consisted of aggregate license fees for the three-month period ended March 31, 2007 and the same period in 2006 of approximately $508,000 and $360,000, respectively.

The quarterly net loss increased to approximately $2,627,000 from approximately $1,591,000 in the same period in 2006, creating a net loss per common share, basic and diluted, of ($0.28) compared to ($0.17) for the first quarter of fiscal year 2006. The increases in the following factors were the primary components affecting the increased loss for the first quarter of 2007 as compared to the first quarter of 2006: employees’ salaries and benefits; share-based compensation expense; fees related to compliance with licensing and regulatory requirements; depreciation expense primarily related to the PokerPro systems in place; travel expenses, primarily related to sales opportunities and trade shows; and advertising and marketing the PokerPro system. A decrease in interest income during the first quarter of 2007 was also a component affecting the increased loss.

Conference Call

As previously announced on May 3, 2007, PokerTek will host a conference call on Monday, May 14, 2007 at 5:00 p.m. Eastern Daylight Time to discuss its financial results for the first quarter of fiscal year 2007.

Interested parties may listen to and participate in the conference call by dialing (800) 798-2796 (U.S./Canada) or (617) 614-6204 (Other) and entering passcode 45865751. The conference call will be webcast simultaneously through a link on our website, www.pokertek.com, under the heading “Investors,” as well as at www.earnings.com and www.streetevents.com. A replay of the conference call will be available approximately two hours after the conclusion of the call for approximately 24 hours by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (Other) and entering passcode 58819017. A replay of the conference call will also be made available for one year on our website, www.pokertek.com, under the heading “Investors.”

About PokerTek, Inc.

PokerTek™, Inc. (NASDAQ: PTEK), headquartered in Matthews, NC, develops and markets PokerPro®, an automated poker table and a suite of software applications. PokerPro® was developed to increase casino revenue, reduce expenses and attract new players into poker rooms. Currently available is PokerPro®, the ten-seated table and PokerPro® Heads-Up™, a two-seated table that allows casinos to offer the heads-up poker format. PokerPro® tables are located in the United States, the United Kingdom, Australia, South Africa and several major cruise lines. For more information, please visit the company's website at www.pokertek.com or contact Chris Daniels at 704.849.0860 x101.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of the PokerPro® systems by casinos and other customers, and the expected acceptance of the PokerPro® systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures and general economic conditions, and our financial condition.  These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

PokerTek, Inc.
Balance Sheets

	March 31, 2007	December 31, 2006
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$5,543,803	$9,353,501
Trade receivables, net of allowance	362,616	272,389
Prepaid expenses and other assets	163,970	204,217
Inventory	2,365,843	1,900,996
Total current assets	8,436,232	11,731,103

Other Assets
Other assets	360,030	345,638
Property and equipment, net of accumulated depreciation	3,688,287	3,046,056
Total assets	$12,484,549	$15,122,797

Liabilities and Shareholder's Equity
Current Liabilities
Accounts payable and accrued expenses	$789,417	$1,003,186

Commitments	—	—

Shareholder's Equity
Preferred stock, no par value per share; authorized 5,000,000, none
issued and outstanding	—	—
Common stock, no par value per share; authorized 100,000,000 shares, issued and outstanding 9,472,020 at March 31, 2007
and December 31, 2006, respectively	—	—
Capital	28,159,184	27,956,685
Accumulated deficit	(16,464,052)	(13,837,074)
Total shareholder's equity	11,695,132	14,119,611
Total liabilities and shareholder's equity	$12,484,549	$15,122,797

PokerTek, Inc.
Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2007	2006

Revenues:
License Fees	$508,111	$360,000
Product Sales	83,465	112,516
Total revenues	$591,576	$472,516

Costs and operating expenses:
Cost of product sales	$73,587	$109,688
Selling, general and administrative	1,862,703	992,576
Research and development	1,007,288	1,040,759
Depreciation	365,808	115,923
	3,309,386	2,258,946

Operating loss	(2,717,810)	(1,786,430)

Non-operating income:
Interest income, net	90,832	195,695

Net loss	$(2,626,978)	$(1,590,735)

Net loss per common share - basic and diluted:	$(0.28)	$(0.17)

Weighted average common shares outstanding - basic and diluted:	9,472,020	9,469,598